EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 28, 2025, relating to the consolidated financial statements of Aehr Test Systems, which appears in the Annual Report on Form 10-K of Aehr Test Systems for the year ended May 30, 2025.

/s/ BPM LLP

San Jose, California

November 7, 2025